UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 7, 2010 (May 5, 2010)

Endo Pharmaceuticals Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Endo Boulevard, Chadds Ford, PA		19317
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On May 5, 2010, Endo Pharmaceuticals Holdings Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HealthTronics, Inc. (“HealthTronics”) and HT Acquisition Corp., a wholly-owned subsidiary of the Company (“Purchaser”), pursuant to which the Company will acquire HealthTronics.

Pursuant to the terms of the Merger Agreement, and subject to the terms and conditions thereof, the Company (through Purchaser) has agreed to commence a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock of HealthTronics (the “Shares”) at a price of $4.85 per Share, net to the seller in cash (less any required withholding taxes and without interest) (the “Offer Price”). The Offer will expire at 5 p.m. New York City time on July 1, 2010, unless extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (such time, the “Offer Closing”).

The Offer, if successful, will be followed by a merger (the “Merger”) of Purchaser with and into HealthTronics, with HealthTronics as the surviving corporation and a wholly-owned subsidiary of the Company. In the Merger, any Shares not tendered into the Offer, other than Shares held by the Company, HealthTronics, Purchaser or shareholders who have validly exercised their appraisal rights under the Georgia Business Corporation Code, will be cancelled and automatically converted into the right to receive the same per share consideration paid to shareholders in the Offer.

The consummation of the Offer is subject to the satisfaction or waiver of certain conditions, including a minimum of the majority of outstanding Shares on a fully diluted basis having been tendered into the Offer, the expiration or termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act, and other customary conditions.

Pursuant to the Merger Agreement and subject to certain exceptions, HealthTronics granted to Purchaser an irrevocable option (the “Top-Up Option”) to purchase, at a per Share price equal to the Offer Price, newly-issued Shares in an amount up to the lowest number of Shares that, when added to the number of Shares owned by Purchaser at the time of exercise of the Top-Up Option, will constitute one Share more than 90% of the total Shares outstanding on a fully-diluted basis. The price per share to be paid for the Top-Up shares will be the Offer Price.

The Merger Agreement contains certain termination rights of the Company and HealthTronics and provides that, upon the termination of the Merger Agreement under certain circumstances, HealthTronics would be required to pay the Company a termination fee equal to $8 million.

Concurrently with the execution and delivery of the Merger Agreement, the Company and Purchaser entered into an agreement with each of James S.B. Whittenburg, Richard A. Rusk, Clint B. Davis, Scott A. Herz and Laura A. Miller pursuant to which each of them has irrevocably agreed to tender the shares of HealthTronics common stock beneficially owned by such executive officer in the Offer. Also concurrently with the execution and delivery of the Merger Agreement, the Company and Purchaser entered into an Executive Employment Agreement with each of James S.B. Whittenburg, Richard A. Rusk, Clint B. Davis, and Scott A. Herz, which agreements will not become effective until the closing of the Offer.

The foregoing description of the Offer, the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement included as an exhibit to this Form 8-K and incorporated by reference contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties were made solely for the benefit of the other parties to the Merger Agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading.

Shareholder Tender Agreements

In connection with the Merger Agreement, the Company and Purchaser have entered into Shareholder Tender Agreements with the executive officers of the Company who own Shares, pursuant to which, among other things, each such executive officer agreed to irrevocably tender (and deliver any certificates evidencing) its Shares, or cause its Shares to be irrevocably tendered, into the Offer promptly following the commencement of the Offer, and in any event no later than the fifth business day following the date the executive receives the tender offer documents. Such executive officers are: James S.B. Whittenburg, Richard A. Rusk, Clint B. Davis, Scott A. Herz and Laura A. Miller. A copy of the form of Shareholder Tender Agreement is furnished herewith as Exhibit 99.1 and is incorporated in this report by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated May 5, 2010, by and among Endo Pharmaceuticals Holdings Inc., HT Acquisition Corp. and HealthTronics, Inc.

99.1	Form of Shareholder Tender Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.
(Registrant)

By:	/s/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: May 7, 2010

EXHIBIT LIST

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated May 5, 2010, by and among Endo Pharmaceuticals Holdings Inc., HT Acquisition Corp. and HealthTronics, Inc.

99.1	Form of Shareholder Tender Agreement